UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No.   )

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Banyan Rail Services Inc.

(Name of Registrant as Specified in its Charter)

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Banyan Rail Services Inc.
Boca Center, Tower I
5200 Town Center Circle, Suite 550
Boca Raton, Florida 33486

Dear Fellow Stockholders,

The purpose of this letter is to inform you that on April 28, 2017, a stockholder representing 55.17% of the shares of Banyan Rail Services Inc.’s (the “Company”) common stock and the board of directors (the “Board”), each by written consent in lieu of a meeting, approved the following corporate actions: an amendment to the Company’s Articles of Incorporation, as amended, (1) to change the name of the Company from “Banyan Rail Services Inc.” to “MedAmerica Properties Inc.,” and (2) to effect a 1 for 10 reverse stock split of the issued and outstanding shares of common stock of the Company.

No action is required by you. The foregoing corporate actions will not be adopted until a date at least twenty (20) days after the date the definitive Information Statement has been mailed to our stockholders in accord with Rule 14(c)-2 under the Securities Exchange Act of 1934 (Exchange Act). We anticipate that this information statement will be mailed on or about May 26, 2017 to all stockholders of record as of the record date. We have asked or will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of our common stock held of record by such persons. We anticipate that the actions contemplated herein will be effected on or about the close of business on June 15, 2017.

In order to comply with the requirements of the Exchange Act, the enclosed Information Statement is being provided to you for informational purposes only and constitutes the notice of corporate action referred to above. Although no action is required by you, we encourage you to read the Information Statement carefully in its entirety. No action is required by you because no meeting of the Company’s stockholders will be held or proxies or consents solicited from the Company’s stockholders as the approval by written consent of the holders of a majority of the outstanding shares of common stock of the Company has been obtained.

We are not asking you for a proxy and you are requested not to send us a proxy.

By Order of the Board of Directors

Gary O. Marino
Chairman of the Board
May 26, 2017

Banyan Rail Services Inc.
Boca Center, Tower I
5200 Town Center Circle, Suite 550
Boca Raton, Florida 33486

Information Statement

Important Notice Regarding the Availability of this Information Statement

This information statement is available on the Internet at http://banyanrail.com/.

General information

This information statement is being furnished to our stockholders for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Exchange Act), and the related rules and regulations. Our board of directors and the holders of a majority of our outstanding shares of common stock have approved amendments to our certificate of incorporation (1) to change the name of the company from “Banyan Rail Services Inc.” to “MedAmerica Properties Inc.,” and (2) to effect a 1 for 10 reverse stock split. Accordingly, your consent is not required and is not being solicited in connection with this action. We are not asking you for a proxy and you are requested not to send us a proxy.

Our board of directors has fixed the close of business on April 28, 2017, as the record date for the determination of stockholders who are entitled to receive this information statement. There were 10,567,235 shares of our common stock issued and outstanding on the record date. We anticipate that this information statement will be mailed on or about May 26, 2017 to all stockholders of record as of the record date.

Amendments to Our Certificate of Incorporation

Corporate Name Change

Our board of directors and the holders of a majority of our outstanding shares have approved an amendment to our certificate of incorporation to change the name of the company from “Banyan Rail Services Inc.” to “MedAmerica Properties Inc.” by amending Article First of our certificate of incorporation to replace it with the following:

“FIRST:  The name of the corporation is MedAmerica Properties Inc.”

Reasons for the Name Change

Banyan Rail Services Inc. (the “Company”), was originally organized under the laws of the Commonwealth of Massachusetts in 1985 and was reorganized as a Delaware corporation in 1987. In 2016, our management team determined to pursue the acquisition of well-located medical office buildings with the intention of aggregating multiple properties with strong fundamentals in certain attractive geographic locations, particularly in the sunbelt states. We believe that investing in medical office buildings will generate strong cash flow and produce significantly increased value for our stockholders. Although we believe the acquisition and ownership of medical office buildings is fundamentally sound, there is no assurance that we will be successful in this endeavor or that we can locate, finance and acquire these properties. The new name reflects that we are pursuing investments in medical office buildings. As a result, our board believes that the name change is in the best interests of Banyan and our stockholders.

Reverse Stock Split

Our board of directors and the holders of a majority of our outstanding shares have approved an amendment to our certificate of incorporation to effect a 1 for 10 reverse stock split by amending Article Third of our certificate of incorporation as follows:

THIRD:  (f) Reverse Stock Split. Each outstanding share of Common Stock as of April 28, 2017 (the “Split Date”) shall be exchanged for 1/10 of a share of Common Stock. Each certificate that prior to the Split Date represented shares of Common Stock shall then represent the number of shares of Common Stock into which such shares are split hereby; provided, however, that each person holding of record a stock certificate or certificates that prior to the Split Date represented shares of Common Stock shall receive, upon surrender of each such certificate or certificates, a new certificate or certificates representing the number of shares of Common Stock to which such person is entitled. No new certificates representing fractional shares will be issued. Instead, each share of stock that would otherwise be converted into fractional shares as a result of the stock split will be rounded to the nearest whole share.

The Stock Split

After the stock split, the per share market price of our common stock will likely increase and the public float of our common stock will decrease. This increased per share market price may increase the attractiveness of our common stock to potential investors and the financial community. Of course we cannot guarantee that our stock price will increase in proportion to the split (or at all).

The number of Banyan’s authorized shares of common stock will not be affected by the stock split. Thus, the ability of the board of directors to issue authorized and unissued shares of common stock without further stockholder action will significantly increase. Our board of directors believes the availability of additional authorized but unissued shares of common stock will provide Banyan with the flexibility to issue stock for a variety of corporate purposes, including corporate financing, public or private offerings of our stock, and future acquisitions. We currently intend to issue shares of common stock pursuant to an exchange offer to our preferred stockholders and to raise capital to meet the Company’s financial obligations, and our officers and directors may elect to participate in any capital raise. Other than for issuing common stock in exchange for preferred stock funding possible acquisitions and raising capital, our board has no plans, proposals, agreements or understandings, written or otherwise, for any transaction that would require the issuance of additional shares of common stock.

The stock split may not have any of the desired consequences described above. The liquidity of our common stock could be affected adversely by the reduced number of shares outstanding after the stock split. Although our board believes that a higher stock price may help generate investor interest, there is no guarantee that the stock split will result in a per share price that is attractive to investors. Further, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our common stock. In addition, the issuance in the future of additional shares may have the effect of diluting the earnings per share and the book value per share, as well as the stock ownership and voting rights of currently outstanding shares of common stock.

Effect of the Stock Split

After the stock split, each stockholder will own a reduced number of shares of Banyan’s common stock. Without taking into account any fractional shares that will be rounded to the nearest whole share as described below, based on the number of shares outstanding as of the record date, there will be approximately 1,056,723 shares of common stock issued and outstanding after the stock split. The stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership in the Company, except for adjustments that may result from the treatment of fractional shares. The proportionate voting rights and other rights and preferences of our stockholders will not be affected by the stock split (other than rounding in lieu of fractional shares).

The reverse stock split will reduce the number of shares of common stock issuable upon conversion of our preferred stock. The conversion of the shares of our common stock under the stock split will occur on the effective date of the stock split, or split date, at a rate of one new share for every ten existing shares of our common stock.

Fractional Shares

No fractional shares will be issued as a result of the stock split. Instead, we will round each one-half share or greater resulting from the split up to the nearest whole share. Any less than one-half share of common stock resulting from the stock split will be rounded down to the nearest whole share.

Important Federal Income Tax Consequences of the Stock Split

The following description of the federal income tax consequences of the reverse stock split is based on existing U.S. federal income tax law, which may change, even retroactively. Our analysis is not binding on the Internal Revenue Service, or IRS, and we cannot guarantee that the IRS or the courts will not adopt a position that is contrary to the statements contained in this information statement. This disclosure does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances, and many stockholders may be subject to special tax rules. In addition, this information statement does not discuss any state, local, foreign, or other tax considerations. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

Our analysis also assumes that you are one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation. Our conclusions also assume that you have held and will continue to hold your shares as capital assets for investment purposes under the tax code.

We believe that the reverse stock split should be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to Banyan. If you continue to hold new shares after the stock split, you should not recognize any gain or loss in the split, and you should have the same adjusted tax basis and holding period in your new stock as you had in your stock immediately prior to the stock split.

As stockholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up or down to the nearest whole share, it is unlikely that stockholders would be treated as if Banyan had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares would result in any gain or loss as a result of the reverse stock split. Banyan should not recognize gain or loss as a result of the stock split.

Timing of the Corporate Name Change and Reverse Stock Split

The name change and reverse stock split will become effective on the day of filing the certificate of amendment to our certificate of incorporation with the Delaware Secretary of State. Pursuant to Rule 14c-2 under the Exchange Act, the proposed amendments to our certificate of incorporation may not be filed until twenty calendar days after the mailing of this information statement to our stockholders. We anticipate filing the amendments immediately following the expiration of the twenty-day waiting period. However, our board of directors retains discretion under Delaware law not to implement the amendments. If our board exercises this discretion, the stock split will not be affected.

Approval of the Amendments to Our Certificate

On April 28, 2017, our board of directors, believing it to be in the best interests of Banyan and our stockholders, approved the proposed amendments to our certificate of incorporation and recommended adoption of the amendments to our stockholders. Delaware law permits the holders of a majority of our outstanding shares to approve the amendments by written consent without holding a meeting. To avoid the significant costs and delays associated with holding a meeting, our board elected to seek approval of the amendments by written consent. On April 28, 2017, the holders of an aggregate of 5,829,725 shares of our common stock, which represented approximately 55.17% of the shares entitled vote on the amendments to the certificate, consented in writing without a meeting to the amendments. As a result, no further votes are required.

Stock Certificates

Stockholders will not be required to exchange their certificates as a result of the name change and reverse stock split. However, stockholders may exchange certificates if they so choose. Stockholders desiring new certificates representing the shares of the Company to which they are entitled after the name change and reverse stock split may submit their existing stock certificates to our transfer agent, Computershare Trust Company, N.A. as follows:

•	Prior to June 5, 2017, certificates must be mailed to the following addresses:

Computershare
P.O. BOX 30170
College Station, TX 77842

Overnight correspondence should be sent to:
211 Quality Circle
Suite 210
College Station, TX, 77845

•	Beginning on June 5, 2017, certificates must be mailed to the following addresses:

Computershare
P.O. Box 505000
Louisville, KY 40233

Overnight correspondence should be sent to:
Computershare
462 South 4th Street, Suite 1600
Louisville, KY 40202

Any stock certificates existing before the split date and not exchanged will automatically represent the number of shares to which the stockholder is entitled after the split date.

New Trading Symbol

Our common stock is currently quoted on the OTC Markets, or OTCQB, under the symbol “BARA:US.” After the effective date of the amendments to the certificate of incorporation, we expect that our common stock will be reported on the OTCQB under a new symbol.

Security Ownership of
Management and Significant Stockholders

The following table lists the stock ownership of our directors, executive officers and significant stockholders as of April 28, 2017.

Name and Address(1)	Common Stock	Percentage
Gary O. Marino, Chairman of the Board(2)	5,829,725	55.17%
Paul S. Dennis, Interim CEO, CFO, President, & Director(3)	486,920	4.61%
Donald D. Redfearn, Former Director(4)	2,000	.02%
Jon D. Ryan, Former CEO, CFO, President, & Director(5)	198,889	1.88%
Donald S. Denbo, Director(6)	366,841	3.47%
Mark L. Friedman, Former Director(7)	208,000	1.97%
Total	7,092,375	67.12%

(1)	Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power over the shares of stock owned. Unless otherwise indicated, the address of each of the beneficial owners identified is Boca Center, Tower 1, 5200 Town Center Circle, Suite 550, Boca Raton, FL 33486.
(2)	2,726,114 shares of common stock are held by Banyan Rail Holdings LLC. Gary O. Marino, the Company’s Chairman, is the president and a significant stockholder of Banyan Rail Holdings LLC. 3,097,778 shares of common stock are held by Marino Family Holdings, LLC. Mr. Marino is the manager of Marino Family Holdings, LLC.
(3)	93,961 shares of common stock are owned by Paul S. Dennis, Trustee under the Paul S. Dennis Trust Agreement dated August 9, 1983, as modified.
(4)	Mr. Redfearn resigned as a director on June 13, 2016.
(5)	Mr. Ryan resigned as an officer and a director on November 28, 2016.
(6)	158,841 shares of common stock are held by Coalbrookdale Partners, for which Mr. Denbo is a partner.
(7)	Mr. Friedman resigned as a director on March 15, 2017.

Other Matters

Cost of this Information Statement

The entire cost of furnishing this information statement will be borne by Banyan. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our common stock held of record by them.

Appraisal Rights

There are no appraisal rights for any stockholder who dissents from approval of the amendments to our certificate of incorporation under our governing documents. Also, we have concluded that there are no appraisal rights for any stockholder who dissents from approval of the amendments to our certificate of incorporation under Delaware corporation law. We refer you, however, to §262 of Delaware general corporation law which proscribes the rights of stockholders to dissent. There may be other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally. Although the nature and extent of these rights or actions are uncertain and may vary depending upon the facts or circumstances, stockholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

None of our officers or directors or their respective affiliates has any substantial interest in the amendments to our certificate of incorporation. Our directors all support and voted in favor of the amendments.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Exchange Act and in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

By Order of the Board of Directors

Gary O. Marino
Chairman of the Board